77c

Legg Mason Partners International All
Cap Growth Fund

Results of a Special Meeting of Shareholders

On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement. The following table provides the number of votes cast for, against or witheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special
Meeting of Shareholders.


                                                                  Broker
                         Votes For   Votes Against Abstentions Non-Votes
New Management Agreement 7,194,740.653 247,808.669  287,869.262 297,434



Legg Mason Partners Inflation Management Fund

Results of a Special Meeting of Shareholders

On November 29, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement. The following table provides the number of votes cast for, against or witheld, as well as the number of abstentions and broker non-votes as to the matter voted on at the Special Meeting of Shareholders.


                                                                  Broker
                         Votes For   Votes Against   Abstentions Non-Votes
New Management Agreement 1,604,445.152 58,736.313    48,349.759   33,691